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Exhibit 10.2

AGREEMENT

        This AGREEMENT (the "Agreement") is entered into as of the 1st day of October, 2002 by and between Aquila, Inc., a Delaware corporation ("Aquila"; unless otherwise specifically indicated to the contrary, the term "Aquila" shall be deemed to include each of Aquila's subsidiaries, other Affiliates (as the term "Affiliates" is defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and any other entity in which Aquila has a direct or indirect ownership interest); the execution of this Agreement by Aquila shall be deemed to be legally binding upon Aquila and each of Aquila's subsidiaries and other Affiliates)) and Robert K. Green ("You") (Aquila and You are sometimes referred to herein individually as a "Party" and collectively as the "Parties").

Recitals

        WHEREAS, major changes have taken place in the operating environment in which Aquila conducts its business that were not caused by Aquila or You but which nevertheless required Aquila to exit the wholesale energy marketing and trading business, sell significant assets and make other fundamental changes in its business in order to enhance its liquidity, improve its access to capital resources and stabilize and improve its results of operations through, among other actions, taking steps to reduce costs, streamline the organizational structure and obtain efficiencies in its operations generally;

        WHEREAS, You became Aquila's Chief Executive Officer on January 1, 2002, and You have been willing to continue to be employed by Aquila as an officer through the Resignation Date (as hereinafter defined) in order to guide Aquila through these difficult changes and have been instrumental in preserving the highest credit rating realistically available to Aquila while undergoing these changes and conducting its business in the present highly challenging operating environment;

        WHEREAS, there has been a mutual recognition by You and Aquila of the need to reorganize and streamline Aquila's executive management structure to address the changes to Aquila's business and achieve a significant reduction in operating expenses and, in consideration of this Agreement, You will resign Your positions with Aquila as provided in Section 1 hereof and forego your rights under Your existing employment agreement with Aquila, dated November 6, 1996 and amended on September 4, 1998 (the "Prior Agreement"), in order to assist Aquila in realizing these goals;

        WHEREAS, Aquila desires to retain the benefit of Your knowledge of Aquila's business and industry and Your management and other skills for a period of eighteen months following the Resignation Date (as hereafter defined) by establishing the arrangement set forth in this Agreement in order to facilitate a successful transition to the new management structure, assist with various initiatives, special projects and challenges, in each case, upon the terms and conditions of this Agreement;

        WHEREAS, Section 9 of Your Employment Agreement provides for a forfeiture of benefits thereunder if you engage in certain competitive activities and you are willing to extend the length of your non-competition covenant for an additional three years;

        WHEREAS, in consideration for the respective benefits to be received by the Parties under this Agreement, (i) You desire to release Aquila from any and all current or potential liability arising out of or in connection with Your employment with Aquila and Your Prior Agreement and the termination of your employment as provided herein, and (ii) Aquila desires to release You from any and all current or potential liability to Aquila arising out of or in connection with Your service as an officer and director of Aquila, Your ownership of Aquila securities, Your employment with Aquila and the termination thereof and of Your Prior Employment Agreement, in each case upon the terms and subject to the conditions set forth in this Agreement.

        NOW THEREFORE, in consideration of the foregoing premises and the legally binding obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties represent, warrant and agree as follows:

        1.    Resignation. You agree to resign as a director, member of board committees, and officer of Aquila effective October 1, 2002 (the "Resignation Date") and to resign your employment with Aquila effective April 1, 2004. You further agree to execute all documents that are reasonably necessary to implement Your resignations, provided that all such documents are consistent with the terms and conditions of this Agreement and do not impose any greater duties or obligations on You than those contemplated by this Agreement.

        2.    Consideration. As consideration for Your execution of this Agreement, Aquila agrees to make the payments and provide the benefits set forth in Exhibit A (whenever any reference to Exhibit A is made in this Agreement such Exhibit A shall be deemed to have been incorporated by reference therein and made a part of the provision in which such reference is made), provide the release and waiver in Section 5 of this Agreement and the other rights and obligations set forth in this Agreement.

        3.    Employee Benefits. Subject to the terms hereof, the benefits provided under any Aquila-sponsored employee benefit plan (each an "Aquila Benefit Plan") shall be in accordance with all terms and conditions set forth therein. In the event of any inconsistency between any Aquila Benefit Plan and this Agreement, then this Agreement shall control. No amendment shall be made to any Aquila Benefit Plan after the date first set forth above ("Execution Date") that shall have any material adverse effect on You unless, notwithstanding any such amendment, You shall be entitled to receive at least the same benefits either thereunder or pursuant to any other plan established to provide such benefits.

        4.    Services and Cooperation.

  (a)
  Services and Cooperation By You. For a period of eighteen months following the Resignation Date (the "Services Period"), You agree to provide services to Aquila that are consistent with the scope of services You have historically provided to Aquila, which may include special projects and other management initiatives, all as requested and determined by the Aquila Board of Directors or a designated member thereof (collectively referred to herein as "Continued Services"). You also agree to provide such reasonable cooperation and assistance as may be requested in good faith from time to time during the Services Period (collectively referred to herein as "Legal Support Services") by Aquila with respect to the investigation and handling of any threatened, pending or future litigation, regulatory proceeding, investigation, administrative or other hearing, trial or proceeding, initiated by Aquila or any other person, entity or governmental body against Aquila (collectively referred to herein as a "Legal Proceeding"). The time devoted by You for Continued Services and Legal Support Services shall not exceed an average of ten hours per week or forty hours in any one week during the Services Period without Your written consent, which You may withhold in Your sole discretion. Aquila will give You reasonable advance notice under the applicable circumstances of the Continued Services or Legal Support Services. Aquila will use its reasonable best efforts to enable You to provide the Continued Services and Legal Support Services during Aquila's normal business hours. Where practically feasible under the applicable circumstances, You may provide the Continued Services and the Legal Support Services at any location you desire, which may be outside of Kansas City, Missouri, and which may be provided through telephone, e-mail or other means of remote communications. Aquila agrees to reimburse You for all reasonable out-of-pocket expenses incurred by You in connection with providing the Continued Services and Legal Support Services, including, without limitation, reasonable attorney's fees incurred by you in connection with the Legal Support Services, travel expenses (including food and lodging), phone bills, and delivery charges.

  (b)
  Cooperation by Aquila. Subject to terms hereof, Aquila agrees to provide reasonable cooperation to You in obtaining other employment, including, without limitation, by providing any information within its possession that is not confidential that You request regarding your past activities on behalf of Aquila and various actions and transactions by Aquila while You were employed by Aquila.

        5.    Release and Waiver of Claims. In exchange for this Agreement, You (on behalf of You and anyone claiming through or on behalf of You), release Aquila and each of Aquila's subsidiaries and other Affiliates (as the term "Affiliates" is defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended), its successors and assigns, and all of their past and present employees, officers, directors, attorneys, stockholders, and agents from any and all claims and potential claims, whether known or unknown and whether or not matured or contingent, demands and causes of action You have or may have had against any of them arising out of Your service or employment with, Aquila and the termination thereof, as well as all future employment-related claims, including claims not currently known to or contemplated by the Parties, to the maximum extent permitted by law. This release includes, but is not limited to, any and all claims, demands and causes of action which are related to or concern: Your Prior Agreement; service as a director and officer of Aquila, Your ownership of Aquila securities, Your employment and the termination thereof; attorneys' fees or costs; the Aquila Workforce Transition Program; discrimination under local, state or federal law; the Missouri Service Letter Statute; the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; severance pay; tort claims including invasion or privacy, defamation, fraud and infliction of emotional distress; disputed wage claims; and all other claims, demands, and causes of action, whether they arise in the United States of America or elsewhere, to the maximum extent permitted by law. This Release does not include (a) any rights or benefits as set forth in this Agreement (including Exhibit A) or (b) any rights to indemnification under Aquila's Certificate of Incorporation, Bylaws or any agreement relating to indemnification or any policy of Directors and Officers Insurance. In exchange for this Agreement, Aquila, its successors and assigns (on behalf of Aquila and Aquila's subsidiaries and other Affiliates, their successors and assigns and anyone claiming through or on behalf of Aquila or any of Aquila's subsidiaries or other Affiliates, their successors and assigns), release You, Your heirs, executors, personal representatives, attorneys, agents, successors and assigns, from any and all claims and potential claims, known or unknown and whether or not matured or contingent, demands and causes of action which they have or may have against You or them, including claims, demands and causes of action not currently known or contemplated by the parties, in each case, to the maximum extent permitted by law. This release includes, but is not limited to, any and all claims, demands and causes of action which are related to or concern: Your service as a director or officer of Aquila, Your ownership of Aquila securities, Your Prior Agreement, and Your employment and the termination thereof, except that this Release does not release You of the obligation to perform the Continued Services and Legal Support Services and to comply with Your other obligations under this Agreement.

        6.    No Admission of Wrongdoing. This Agreement is not an admission of wrongdoing or liability by You, Aquila, or any of the individuals or entities referenced in Section 5, above and any and all such wrongdoing or liability is expressly denied. Neither of the Parties nor any of the individuals or entities referenced in Section 5 are currently aware of any wrongdoing in liability by the other Party and, instead, this Agreement reflects current business and industry conditions which are unrelated to Your performance prior to entering into this Agreement.

        7.    Return of Company Property. Except as otherwise provided by a specific agreement between you and Aquila, You represent that You will have returned all of Aquila's and Aquila's affiliates' files, records, documents, plans, drawings, specifications, equipment, software, pictures, videotapes, or any property or other items of Aquila or Aquila's affiliates in Your possession or concerning the business of Aquila, whether prepared by You or otherwise coming into Your possession or control as of the date you sign this Agreement. This section does not apply to data or information that is in the public domain, or to property, data or information that You and Aquila agree is immaterial.

        8.    Proprietary Information. You agree that You shall not at any time, except as authorized by the Chairman of Aquila or his authorized designee, communicate, divulge or use, for Your own benefit or for the benefit of any other person, firm, or corporation, any confidential or proprietary information concerning Aquila's business, including but not limited to Aquila's operations, services, materials, policies, and the manner in which they are developed, marketed, priced or provided, and such other information regarded as trade secrets or confidential or proprietary information under any applicable law, including without limitation information that is attorney work product or attorney-client privileged. These provisions do not apply to data or information that are compelled to be released by law or judicial process, or to data or information that are in the public domain other than as a result of a breach by You of the terms hereof, or are subsequently released by Aquila to the public domain.

        9.    Non-disparagement. Aquila (on behalf of itself and its subsidiaries, other Affiliates and their respective officers, directors, employees and agents) and You each agree not to disparage each other in any way. Further, Aquila (on behalf of itself and its subsidiaries and other Affiliates, officers, directors, employees and agents) and You each agree not to make nor solicit any comments, statements, or the like to the media or to third parties that may be considered defamatory, derogatory or detrimental to the good name or business reputation of the other.

        10.    Indemnification. Aquila agrees, to the maximum extent permitted by applicable law, to defend and indemnify You (including Your heirs, executors, personal representatives, successors and assigns) and pay all costs and expenses as they become due (including, without limitation, any reasonable attorneys' fees and other legal costs) in any action, suit or proceeding threatened or pending against You as of the Resignation Date or asserted thereafter, and to further defend and indemnify You and pay all costs and expenses as they become due (including, without limitation, any reasonable attorneys' fees and other legal costs) in any action, suit or proceeding threatened or pending in the future, so long as in each case Your actions which are or may be the subject of such action, suit or proceeding were taken: (i) within the course and scope of Your employment with Aquila or as a director, member of board committees, or officer of Aquila (or pursuant to this Agreement, including, but not limited to, the Continued Services and Legal Support Services); (ii) in good faith and in a manner You reasonably believed to be in or not opposed to the best interests of Aquila; and (iii) with respect to any criminal action or proceeding, without any reasonable cause by You to believe Your actions were unlawful; provided, however, that the standard referenced in clause (ii) or (iii) of this provision shall be deemed to have been satisfied if you shall have acted or refrained from acting in accordance with advice provided to You by inside or outside legal counsel to Aquila, or any other employee or agent of Aquila reasonably believed by You to be competent to give such advice. As a condition to the foregoing, You agree to notify Aquila of any written claims made against You within fifteen (15) calendar days after You receive personal service by hand delivery of such claims and agree to otherwise reasonably cooperate and assist Aquila and its agents in any defense. In accordance with Section 145(e) of the Delaware Corporation Law, You agree to promptly repay to Aquila any expenses advanced by Aquila in connection with all indemnified matters if it shall ultimately be determined that You are not entitled to be indemnified against such expenses. In addition, to the same extent provided to other officers and directors, Aquila shall maintain, at its cost and expense, officers' and directors' liability insurance covering You with respect to the time period that you served as an officer or director of Aquila or any subsidiary or other Affiliate of Aquila, (i) with a scope of coverage (including any exclusions of coverage) at least equivalent to that in effect on the date of this Agreement, and (ii) with a dollar amount of coverage at least equivalent to that in effect on the date of this Agreement (including no greater deductibles or retention amounts).

        11.    Confidentiality. The content of this Agreement, and Your discussions with Aquila pertaining to it, are confidential. Until such time as Aquila files this Agreement with the Securities and Exchange Commission, You agree not to communicate or allow communication in any manner with respect to the content of this Agreement, and the discussions pertaining to it, except that this Agreement, and the discussions pertaining to it, may be disclosed by You to Your immediate family members, to Your attorneys and accountants, tax consultants, financial planners, governmental taxing authorities or regulatory agencies, and in any litigation, arbitration, or other proceeding relating to this Agreement or any of the provisions hereof, or as may otherwise be required by law or judicial process or arbitration. Aquila (on behalf of itself and its Affiliates), agrees that the contents of this Agreement will not be disclosed to anyone other than those persons and entities with a need to know for legitimate business purposes, unless otherwise required by a regulatory agency or by law. Any publication or disclosure by You, or by Aquila or its Affiliates, officers, directors, employees or agents, of this Agreement, other than as allowed by this Section, shall be considered a material breach of this Agreement.

        12.    Remedies for Breach of this Agreement. If either You or Aquila believes that the other Party to this Agreement has breached its obligations under this Agreement, then the Party claiming a breach will provide notice to the other Party, in writing, including a statement of the specific manner in which the Party believes that this Agreement has been breached. If the breach is not cured, or cannot reasonably be cured, within thirty (30) days following notice, then the Parties, subject to Section 15, and at their respective options, will be entitled to proceed as follows:

  (a)
  If Aquila materially breaches any provision of this Agreement, payment of any remaining compensation or other benefits described in Exhibit A may at Your option be accelerated and not be recoverable by Aquila as long as You have not also materially breached this Agreement. You may also pursue any other available remedies for such breach, including but not limited to recovery of Your reasonable costs and attorneys' fees.

  (b)
  If You materially breach any provision of this Agreement, and Aquila has not also materially breached this Agreement, then Aquila will be entitled to immediately cease all remaining payments and benefits under this Agreement and, in the event of Your breach of Section 8, 9 or 16 of this Agreement, any actual damages (excluding consequential, incidental or punitive damages) suffered by Aquila as a result thereof. Aquila may also pursue any other available remedies for such breach, including but not limited to recovery of its reasonable costs and attorneys' fees.

        13.    Tax Considerations. You acknowledge that no representations have been made to You by Aquila, Aquila's Affiliates, or other agents or legal counsel regarding the tax implications of any payments made pursuant to this Agreement. All liability for the employee's share of federal, state, and local taxes (including FICA) remains with You, unless otherwise agreed to in writing by Aquila, and Aquila shall deduct withholdings in the minimum amount required under applicable tax laws, rules or regulations from the consideration payable under this Agreement.

        14.    Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Missouri without regard to the choice of law principles thereof.

        15.    Knowing Execution/Binding Arbitration. You acknowledge that You knowingly and voluntarily executed this Agreement. You have had the opportunity to review the Agreement and consult with an attorney. Aquila has made no other promise, inducement or agreement not expressed in this Agreement. You and Aquila agree that if a dispute arises out of or is related to this Agreement or Your employment by Aquila, other than a dispute regarding the obligations under Sections 8, 9 or 11, such dispute shall, if not earlier resolved by negotiations of the parties or in accordance with

Paragraph 12, be submitted to binding arbitration under the Employment Section Rules of the American Arbitration Association, or the mutually agreed equivalent. Following the 30-day period described in Section 12, above, either party may provide written notice to the other party that the dispute is not able to be resolved by negotiation and such notifying party shall then contact the American Arbitration Association for appointment of an arbitrator to resolve such dispute. Any arbitration hearing shall take place in Kansas City, Missouri. In addition to all other remedies otherwise available to Aquila or to You, Aquila and You shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach by the other party of any provisions of Sections 8, 9 or 16.

        16.    Non-Competition. You agree to forfeit all rights to compensation and benefits payable under Sections 2 and 3 of this Agreement if, during the period commencing on the Resignation Date and ending five years thereafter ("Non-Compete Period"), You directly or indirectly, own, manage, operate, control, become employed by, perform services for, consult with, solicit business for, participate in, or become connected with the ownership, management, operation, or control of any business that is either directly or indirectly competitive with the products or services of Aquila.

        17.    Entire Agreement. This Agreement, including Exhibit A, contains the entire agreement of the parties with respect to the matters contemplated by this Agreement, and supersedes, cancels and replaces the Prior Agreement.

        18.    Authorship. This Agreement will not be construed against either party due to authorship.

        19.    Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        20.    Successors and Assigns. This Agreement is binding on and inures to the benefit of Aquila and its subsidiaries and other Affiliates and their successors and assigns and You and Your heirs, executors, personal representatives, and assigns, except that any services to be provided by You under this Agreement shall only be performed by You.

        21.  Notice. Any notice required by this Agreement shall be duly given if delivered, in writing, in person or by certified, first-class mail (a) if to Aquila, Inc., to the Chief Administrative Officer at 20 West 9th Street, Kansas City, Missouri 64105, and (b) if to You, at Your current residence address. Either party shall give notice to the other party of any change of address for purposes of notices to such party under this Agreement.

        22.    Amendment and Waivers. Except as otherwise expressly set forth in this Agreement, (a) any term of this Agreement may be amended only with the written consent of each Party, and (b) a Party's observance of any term of this Agreement may be waived (either generally or in a particular instance and whether retroactively or prospectively) only by written consent of all the other parties. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

        23.    Press Releases and Other Public Disclosures. Aquila agrees to provide you with a draft of any press release, report or other disclosure to be filed or furnished to the Securities and Exchange Commission or any other governmental authority, or any other public disclosure to be made by Aquila, any subsidiary or other Affiliate of Aquila or any of their respective directors, officers, employees or agents which addresses, directly or directly, this Agreement, the subject matter thereof, the background leading thereto and any matter related to any of the foregoing Public Disclosure in order to enable You to review and comment on the form and content thereof.

        24.    No Mitigation. You shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking or obtaining other employment, consulting work or other work of any type, and You shall not be required to pay Aquila any amounts You may receive from such alternative employment, consulting or other work.

        25.    Due Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action. This agreement has been duly executed and delivered by Aquila and its subsidiaries and other Affiliates and constitutes a binding obligation of Aquila and its subsidiaries and other Affiliates enforceable against Aquila and its subsidiaries and other Affiliates in accordance with its terms.

        THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

* * * * * *
Remainder of Page Left Intentionally Blank

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

Robert K. Green		Aquila, Inc. (for itself and on behalf of its subsidiaries and other Affiliates)
Signature:	/s/ ROBERT K. GREEN	By:	/s/ HERMAN CAIN Name: Herman Cain Title: Chairman of Compensation
Date:	October 1, 2002	Date:	October 1, 2002

EXHIBIT A

Comp. / Benefit	Action
Compensation	A lump sum payment of $6,639,869 shall be paid in cash to You on the eighth day following the Resignation Date, provided that you have not revoked this Agreement as provided in Section 25. In addition, an amount equal to $25,952.08 shall be paid to You on a biweekly basis for a period of 18 months following the Resignation Date, with the first such payment due on October 25, 2002 (includes 39 pay periods).
Stock Options
Vest all unvested options for the purchase of a total of 303,154 shares of Aquila common stock. All options, regardless of their terms under the individual award agreements or relevant plan documents, shall remain exercisable and not expire until the sixth (6th) anniversary of Your Resignation Date, as defined in this Agreement. You may choose to exercise options at any time prior to such options' expiration date.
Restricted Stock	Restrictions lifted. Full Release of all shares of Restricted stock granted pursuant to Award Numbers: R00040, R00153, R00183, R01313 and R01351. A total of 356,734 shares.
Capital Accumulation Plan	Plan provisions apply, subject to the provisions of Sections 3 of this Agreement.
Pension	Plan provisions apply, subject to the provisions of Sections 3 of this Agreement.
SERP
Plan provisions apply, subject to the provisions of Sections 3 of this Agreement. Three years age and service added to coincide with the above three years of compensation. SERP payment of $24,681.35/month commencing 1/1/2024
401(k)/ESCP	Plan provisions apply, subject to the provisions of Sections 3 of this Agreement. May maintain account until age 70 1/2 or rollover to IRA.
ESPP	Plan provisions apply, subject to the provisions of Sections 3 of this Agreement.
Medical, Dental and Vision
Aquila will provide continuing coverage for five years or until covered by a plan with at least equivalent benefits provided by another employer for which You are a Full-Time Employee. The term "Full-Time Employee" means that You are an employee, and not an "independent contractor," of an employer other than Aquila, are working for that same employer at least 40 hours per week, and have been so working for that same employer for a period of at least 12 consecutive months. Coverage will be equivalent to the current plan.
Accidental Death and Dismemberment Insurance	Continued coverage for five years or until covered by a policy with at least equivalent benefits provided by another employer for which you are a Full-Time Employee (as defined above).
Long Term Disability
Continued coverage for five years or until covered by another employer of a plan with a least equivalent benefits provided by another employer for which You are a Full-Time Employee (as defined above).

Annual Detailed Health Examination
Continued support by Aquila (including one annual physical examination at Aquila's expense) for five years or until covered by a policy with at least equivalent benefits provided by another employer for which You are a Full-Time Employee (as defined above).
Life Insurance Policy
Aquila will take the steps necessary to fully pay and release outright to You a universal life insurance policy with the same amount of death benefit at the time of release that You currently have (i.e. $2 Million).
Office Space and Support	Aquila will make available to You office space and support through October 1, 2005 or until provided by another employer for which You are a Full-Time Employee (as defined above).

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  Exhibit 10.2
EXHIBIT A